Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Matthew Neisius 312-549-5002 IR@conagra.com

F O R I M M E D I A T E R E L E A S E

CONAGRA BRANDS REPORTS THIRD QUARTER RESULTS

CHICAGO, April 1, 2026 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the third quarter of fiscal year 2026, which ended on February 22, 2026. All comparisons are against the prior year fiscal period, unless otherwise noted.

Highlights

●	Reported net sales decreased 1.9%; organic net sales increased 2.4%.
●	Reported operating margin was 10.0%; adjusted operating margin was 10.6%.
●	Reported diluted earnings per share (EPS) was $0.42, a 40.0% increase. Adjusted earnings per share was $0.39, a 23.5% decrease.
●	The company is narrowing its fiscal 2026 guidance, reflecting:
●	Organic net sales change near the midpoint of its (1)% to 1% range, as compared to fiscal 2025
●	Adjusted operating margin near the high end of its ~11.0% to ~11.5% range
●	Adjusted EPS of approximately $1.70, at the low end of its $1.70 to $1.85 range

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “I am pleased with our third quarter performance as we returned the business to organic net sales growth, reflecting continued upward inflection in our Frozen and Snacks businesses while remaining on track in our cash businesses. In today’s evolving environment, our portfolio of iconic and insurgent brands is structurally advantaged as we deliver the on-trend attributes that consumers are seeking.”

He continued, “Importantly, we are over-delivering against our free cash flow conversion and debt reduction projections, reinforcing our operational agility and relentless focus on cash. While the macro backdrop remains dynamic, our disciplined execution and focused investments continue to give us confidence in our trajectory. With less than three months remaining in our fiscal year, today we are narrowing our fiscal 2026 guidance within our original range.”

Total Company Third Quarter Results

In the quarter, net sales decreased 1.9% to $2.8 billion, reflecting:

●	a 4.8% decrease from the impact of M&A,
●	a 2.4% increase in organic net sales, and
●	a 0.5% increase from the favorable impact of foreign exchange.

The 2.4% increase in organic net sales was driven by a 1.9% price/mix increase and a volume increase of 0.5%. In the quarter, the company gained volume share in categories including frozen single serve meals, frozen vegetables, frozen handhelds and appetizers, meat snacks, hot cocoa, seeds, and pudding.

Gross profit decreased 7.4% to $658 million in the quarter and adjusted gross profit decreased 6.3% to $660 million as higher organic net sales and productivity were more than offset by the negative impact of cost of goods sold inflation,

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unfavorable operating leverage, and lost profit from divested businesses. Gross margin decreased 141 basis points to 23.6% in the quarter, and adjusted gross margin decreased 112 basis points to 23.7%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), decreased 14.9% to $378 million in the quarter and adjusted SG&A, which includes A&P, increased 6.4% to $364 million. A&P increased 4.3% to $85 million compared to the prior year period.

Net interest expense was $93 million, a 7.7% decrease compared to the prior year period driven by a reduction in net debt.

The weighted average diluted share count in the quarter was 480 million shares.

In the quarter, net income attributable to Conagra Brands increased 37.7% to $200 million, or $0.42 per diluted share compared to $145 million, or $0.30 per diluted share in the prior year period. Adjusted net income attributable to Conagra Brands decreased 22.3% to $188 million, or $0.39 per diluted share, compared to $242 million, or $0.51 per diluted share in the prior year period primarily as a result of the decrease in adjusted gross profit.

Adjusted EBITDA, which includes adjusted equity method investment earnings and pension and postretirement non-service income, decreased 14.9% to $437 million in the quarter.

Grocery & Snacks Segment Third Quarter Results

Net sales for the Grocery & Snacks segment decreased 6.3% to $1.2 billion in the quarter, reflecting:

●	an 8.1% decrease from the impact of M&A, and
●	a 1.8% increase in organic net sales.

The increase in organic net sales was driven by a price/mix increase of 4.0% and a volume decrease of 2.2%, primarily reflecting strong performance in the company’s snacks portfolio in addition to inflation-driven pricing and corresponding elasticity impacts in the company’s canned products portfolio.

Operating profit for the segment decreased 10.4% to $213 million in the quarter and adjusted operating profit decreased 10.6% to $217 million as higher organic net sales and productivity were more than offset by the negative impact of cost of goods sold inflation, unfavorable operating leverage, and lost profit from divested businesses.

Refrigerated & Frozen Segment Third Quarter Results

Net sales for the Refrigerated & Frozen segment increased 1.6% to $1.1 billion in the quarter, reflecting:

●	a 3.6% increase in organic net sales, and
●	a 2.0% decrease from the impact of M&A.

The increase in organic net sales was driven by a price/mix decrease of 0.3% and a volume increase of 3.9% reflecting a recovery in market share following last year’s supply constraints.

Operating profit for the segment increased 4.4% to $100 million in the quarter partially due to lapping an impairment of a business held for sale in the prior year. Adjusted operating profit decreased 15.4% to $105 million as higher organic net sales and productivity were more than offset by the negative impact of cost of goods sold inflation, unfavorable operating leverage, higher A&P, and lost profit from divested businesses.

International Segment Third Quarter Results

Net sales for the International segment increased 1.3% to $227 million in the quarter reflecting:

●	a 6.8% increase from the favorable impact of foreign exchange,
●	a 4.3% decrease from the impact of M&A, and
●	a 1.2% decrease in organic net sales.

The decrease in organic net sales was driven by a price/mix increase of 0.8% and a volume decrease of 2.0%.

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Operating profit for the segment decreased 4.7% to $32 million in the quarter and adjusted operating profit decreased 5.4% to $32 million as productivity and favorable foreign exchange rates were more than offset by lower organic net sales, the negative impact of cost of goods sold inflation, and lost profit from divested businesses.

Foodservice Segment Third Quarter Results

Net sales for the Foodservice segment increased 1.8% to $261 million in the quarter, reflecting:

●	a 3.6% increase in organic net sales, and
●	a 1.8% decrease from the impact of M&A.

The increase in organic net sales was driven by a price/mix increase of 3.7% and a volume decrease of 0.1%.

Operating profit and adjusted operating profit for the segment decreased 9.2% to $26 million as higher organic net sales and productivity were more than offset by the negative impact of cost of goods sold inflation and lost profit from divested businesses.

Other Third Quarter Items

Corporate expenses decreased 41.9% to $90 million driven by lapping certain legal matter expenses in the prior year. Adjusted corporate expenses increased 25.5% to $84 million driven primarily by lapping lower incentive compensation expense in the prior year period.

The company realized pension and post-retirement non-service income of $6 million in the quarter compared to $3 million in the prior year period.

In the quarter, equity method investment earnings decreased 22.9% to $37 million and adjusted equity method investment earnings decreased 27.6% to $37 million as results from the company’s joint venture, Ardent Mills, were impacted by lower commodity trading revenue.

In the quarter, the effective tax rate was 13.0% compared to 23.3% in the prior year period driven by an adjustment to certain elections for one of the company’s joint ventures. The adjusted effective tax rate was 23.4% compared to 23.1% in the prior year period.

Cash Flow and Debt Update

For the first three quarters of fiscal 2026, the company generated $896 million in net cash flows from operating activities compared to $1.35 billion in the prior year period, driven primarily by lower operating profit and lapping the accelerated receipt of a portion of the company’s outstanding receivables in the prior year. Capital expenditures were $314 million compared to $304 million in the prior year period. These items resulted in free cash flow of $581 million, a decrease of $461 million compared to the prior year. Dividends paid were flat to prior year at $502 million.

The company ended the quarter with net debt of $7.3 billion, representing an $818 million or 10.1% reduction in net debt versus the prior year period, resulting in a 3.83x net leverage ratio at the end of the quarter.

In the quarter, the company paid a dividend of $0.35 per share.

Outlook

The company is narrowing its fiscal 2026 guidance, reflecting:

●	Organic net sales change near the midpoint of its (1)% to 1% range, as compared to fiscal 2025
●Adjusted operating margin near the high end of its ~11.0% to ~11.5% range
●Adjusted EPS of approximately $1.70, at the low end of its $1.70 to $1.85 range

Additionally, the company now expects its adjusted equity earnings to be approximately $140 million for the fiscal year compared to the prior estimate of approximately $170 million, interest expense to be approximately $385 million compared to the prior estimate of approximately $390 million, and free cash flow conversion to be approximately 105% compared to the prior estimate of approximately 100%.

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All other guidance metrics including A&P as a percent of net sales, adjusted SG&A (excluding A&P) as a percent of net sales, adjusted effective tax rate, pension income, capital expenditures, net leverage ratio, and the adjusted EPS benefit of the 53rd week remain unchanged from what was provided in the company’s second quarter fiscal 2026 earnings materials.

Included in the above guidance, the company expects cost of goods sold inflation to continue at an elevated level in fiscal 2026 of approximately 7%, inclusive of both core inflation and gross tariff expense prior to mitigating actions.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. For the same reasons, the company is unable to address the probable significance of these items, which could be material to future results. Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.42 diluted earnings per share for the third quarter of fiscal 2026 (EPS amounts are rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.07 per diluted share of net benefit related to unusual tax items
●	Approximately $0.02 per diluted share of net expense related to restructuring plans
●	Approximately $0.02 per diluted share of net expense related to the loss on sale of a business
●	Approximately $0.01 per diluted share of net expense related to environmental matters
●	Approximately $0.01 per diluted share of net benefit related to rounding

The following are included in the $0.30 diluted earnings per share for the third quarter of fiscal 2025 (EPS amounts are rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.15 per diluted share of net expense related to legal matters
●	Approximately $0.05 per diluted share of net expense related to the impairment of business held for sale
●	Approximately $0.01 per diluted share of net expense related to Ardent Mills joint venture restructuring activities
●	Approximately $0.01 per diluted share of net expense related to restructuring plans
●	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains

Please note that certain prior year amounts have been reclassified to conform with current year presentation.

Discussion of Results and Outlook

Conagra Brands will issue pre-recorded remarks prior to hosting a live Q&A conference call and webcast at 9:30 a.m. Eastern time today to discuss the company’s results and outlook. The live audio webcast Q&A conference call, pre-recorded remarks, transcript of the pre-recorded remarks, and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The Q&A conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 2166390. Please dial in 10 to 15 minutes prior to the call start time. A replay of the Q&A conference call will be available on www.conagrabrands.com/investor-relations under Events & Presentations until April 1, 2027.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company’s portfolio is continuously evolving to satisfy consumers’ ever-changing food preferences. Conagra’s brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's® BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what’s right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2025 net sales of nearly $12 billion. For more information, visit www.conagrabrands.com.

Note on Forward-Looking Statements

The information contained in this document includes forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include statements regarding our expected future financial

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performance or position, results of operations, business strategy, plans and objectives of management for future operations, legal matters, costs and cost savings, impairments, and dividends, as well as other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or comparable terms.

Readers of this document should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, reduced consumer confidence and spending, increased tariffs and taxes, increased energy and fuel costs, actual or threatened hostilities or war, and or other geopolitical conflicts, declining benefits or increased limitations under government food assistance programs for consumers, rising unemployment, recessions, supply chain challenges, labor cost increases or shortages, currency rate fluctuations; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, health pandemics or outbreaks of disease, or other geopolitical uncertainty; disruptions or inefficiencies in our supply chain and/or operations; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation, including litigation related to lead-based paint and pigment and cooking spray; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the company's competitive environment, cost structure, and related market conditions; risks related to our ability to respond to changing consumer preferences including health and wellness perceptions and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks related to the seasonality of our business; risks associated with our contract manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations including to address climate change; risks related to the company's ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors' information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risks of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; the amount and timing of future stock repurchases; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission (the "SEC"). We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, adjusted EBITDA, and adjusted equity method investment income. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company's financial statements. We believe these non-GAAP financial measures provide useful supplemental information to investors to facilitate year-over-year comparisons by removing non-recurring items and other items impacting comparability such as the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week, as noted in more detail for each measure below. We also believe the below financial measures are used by investors and analysts to assess the

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company's operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company's diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week to provide a more transparent view of year-over-year comparability. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

Free cash flow is net cash from operating activities less additions to property, plant and equipment. Free cash flow conversion is free cash flow divided by adjusted net income attributable to Conagra Brands, Inc. We use this non-GAAP financial measure to provide additional information about the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases after all of the company’s business needs and obligations are met.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company's core operating results. We exclude these items that we believe affect comparability of underlying results from period to period and may obscure trends in our underlying profitability.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. For adjusted EBITDA, we exclude items resulting from infrequently occurring events or items that we believe significantly affect the year-to-year assessment of the company’s operating results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net change in the derivative gains (losses) included in unallocated corporate expense during the period is reflected as a comparability item, corporate hedging derivate gains (losses). Since our hedging contracts are generally for future periods, this adjustment facilitates year-over-year comparisons of cost of goods sold, matching the derivative gains and losses with the underlying economic exposure being hedged for the period.

References to adjusted equity method investment income refer to equity method investment income adjusted to exclude the impact of certain restructuring activities and unusual tax items, as applicable, from the Ardent Mills JV.

Note on Forward-Looking Non-GAAP Financial Measures

Our fiscal 2026 guidance includes certain non-GAAP financial measures (organic net sales growth/change, adjusted operating margin, adjusted EPS, net leverage ratio, free cash flow conversion, adjusted effective tax rate, A&P as a percent of net sales, adjusted SG&A (excluding A&P) as a percent of net sales, and adjusted equity method investment income) that are presented on a forward-looking basis. Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

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Conagra Brands, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	THIRD QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	February 22, 2026	February 23, 2025	Percent Change
Net sales	$2,787.8	$2,841.0	(1.9)%
Cost of goods sold	2,130.1	2,130.7	(0.0)%
Gross profit	$657.7	$710.3	(7.4)%
Selling, general and administrative expenses	377.6	443.7	(14.9)%
Loss on divestitures	—	27.2	(100.0)%
Operating profit	$280.1	$239.4	17.0%
Pension and postretirement non-service income	6.1	3.1	93.3%
Interest expense, net	93.1	100.9	(7.7)%
Equity method investment earnings	36.5	47.4	(22.9)%
Income before income taxes	$229.6	$189.0	21.4%
Income tax expense	29.8	43.9	(32.2)%
Net income attributable to Conagra Brands, Inc.	$199.8	$145.1	37.7%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.42	$0.30	40.0%
Basic weighted average shares outstanding	479.0	478.1	0.2%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.42	$0.30	40.0%
Diluted weighted average shares outstanding	479.8	479.3	0.1%

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Conagra Brands, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	THIRD QUARTER YEAR TO DATE
	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	February 22, 2026	February 23, 2025	Percent Change
Net sales	$8,399.5	$8,831.0	(4.9)%
Cost of goods sold	6,405.2	6,534.7	(2.0)%
Gross profit	$1,994.3	$2,296.3	(13.2)%
Selling, general and administrative expenses	1,038.3	1,204.3	(13.8)%
Goodwill impairment charges	771.3	-	100.0%
Other intangible asset impairment charges	197.0	18.9	943.9%
Loss (gain) on divestitures	(42.2)	29.5	N/A
Operating profit	$29.9	$1,043.6	(97.1)%
Pension and postretirement non-service income	18.3	9.3	96.0%
Interest expense, net	282.9	314.9	(10.2)%
Equity method investment earnings	98.1	125.0	(21.5)%
Income (loss) before income taxes	$(136.6)	$863.0	N/A
Income tax (benefit) expense	162.7	(33.5)	N/A
Net income (loss)	$(299.3)	$896.5	N/A
Less: Net income attributable to noncontrolling interests	—	0.1	(100.0)%
Net income (loss) attributable to Conagra Brands, Inc.	$(299.3)	$896.4	N/A

Earnings (loss) per share - basic
Net income (loss) attributable to Conagra Brands, Inc.	$(0.63)	$1.87	N/A
Basic weighted average shares outstanding	478.9	478.4	0.1%

Earnings (loss) per share - diluted
Net income (loss) attributable to Conagra Brands, Inc.	$(0.63)	$1.87	N/A
Diluted weighted average shares outstanding [1]	478.9	479.7	(0.2)%

1 In FY26, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The weighted average diluted share count was 479.7 million shares.

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	February 22, 2026	May 25, 2025
ASSETS
Current assets
Cash and cash equivalents	$55.1	$68.0
Receivables, less allowance for doubtful accounts of $4.6 and $3.6	757.0	770.0
Inventories	1,943.6	2,048.3
Prepaid expenses and other current assets	135.1	90.6
Current assets held for sale	—	94.1
Total current assets	2,890.8	3,071.0
Property, plant and equipment, net	2,800.6	2,826.6
Goodwill	9,730.7	10,501.9
Brands, trademarks and other intangibles, net	2,191.8	2,421.1
Other assets	1,585.4	1,571.0
Noncurrent assets held for sale	13.0	542.3
	$19,212.3	$20,933.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$98.2	$804.7
Current installments of long-term debt	777.1	1,028.8
Accounts and other payables	1,416.8	1,590.1
Accrued payroll	166.1	146.0
Other accrued liabilities	749.9	744.7
Current liabilities held for sale	—	2.7
Total current liabilities	3,208.1	4,317.0
Senior long-term debt, excluding current installments	6,457.1	6,234.1
Deferred income taxes	788.2	810.3
Other noncurrent liabilities	594.8	639.6
Noncurrent liabilities held for sale	—	0.2
Total stockholders' equity	8,164.1	8,932.7
	$19,212.3	$20,933.9

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Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Thirty-Nine Weeks Ended
	February 22, 2026	February 23, 2025
Cash flows from operating activities:
Net income (loss)	$(299.3)	$896.5
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	293.7	294.9
Asset impairment charges	976.5	94.1
Loss (gain) on divestitures	(42.2)	29.5
Equity method investment earnings less than (in excess of) distributions	0.7	(35.5)
Stock-settled share-based payments expense	49.7	36.1
Contributions to pension plans	(8.1)	(9.1)
Pension benefit	(11.9)	(2.3)
Other items	(9.5)	(7.8)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(63.7)	150.1
Inventories	106.7	71.0
Deferred income taxes and income taxes payable, net	30.9	(199.1)
Prepaid expenses and other current assets	(42.1)	(18.4)
Accounts and other payables	(102.9)	(48.2)
Accrued payroll	22.8	(47.4)
Other accrued liabilities	70.8	71.3
Litigation receivables, net of recoveries	80.2	(57.0)
Litigation accruals, net of payments	(156.7)	127.5
Net cash flows from operating activities	895.6	1,346.2
Cash flows from investing activities:
Additions to property, plant and equipment	(314.2)	(304.2)
Sale of property, plant and equipment	38.2	3.3
Purchase of businesses, net of cash acquired	—	(230.6)
Proceeds from divestitures, net of cash divested	648.9	76.8
Other items	(1.8)	(2.5)
Net cash flows from investing activities	371.1	(457.2)
Cash flows from financing activities:
Issuance of short-term borrowings, maturities greater than 90 days	88.2	103.3
Repayment of short-term borrowings, maturities greater than 90 days	(598.9)	(103.3)
Net repayment of other short-term borrowings, maturities less than or equal to 90 days	(195.8)	(52.6)
Issuance of long-term debt	1,000.0	—
Repayment of long-term debt	(1,026.3)	(274.8)
Debt issuance costs	(11.7)	—
Repurchase of Conagra Brands, Inc. common shares	(15.3)	(64.0)
Cash dividends paid	(502.2)	(502.2)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(19.3)	(20.5)
Other items	(0.2)	(0.2)
Net cash flows from financing activities	(1,281.5)	(914.3)
Effect of exchange rate changes on cash and cash equivalents	1.9	(4.3)
Net change in cash and cash equivalents, including cash balances classified as assets held for sale	(12.9)	(29.6)
Less: Net change in cash balances classified as assets held for sale	—	(1.3)
Net change in cash and cash equivalents	(12.9)	(28.3)
Cash and cash equivalents at beginning of period	68.0	77.7
Cash and cash equivalents at end of period	$55.1	$49.4

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY26 QTD and YTD Organic Net Sales by Segment - YOY Change

(in millions)

Q3 FY26	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,167.1	$1,133.2	$226.8	$260.7	$2,787.8
Impact of foreign exchange [1]	—	—	(14.5)	—	(14.5)
Organic Net Sales	$1,167.1	$1,133.2	$212.3	$260.7	$2,773.3

Year-over-year change - Net Sales	(6.3)%	1.6%	1.3%	1.8%	(1.9)%
Impact of foreign exchange (pp) [1]	—	—	(6.8)	—	(0.5)
Net sales from divested businesses (pp)	8.1	2.0	4.3	1.8	4.8
Organic Net Sales	1.8%	3.6%	(1.2)%	3.6%	2.4%

Volume (Organic)	(2.2)%	3.9%	(2.0)%	(0.1)%	0.5%
Price/Mix	4.0%	(0.3)%	0.8%	3.7%	1.9%

Q3 FY25	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,245.4	$1,115.6	$223.9	$256.1	$2,841.0
Net sales from divested businesses	(98.6)	(21.4)	(9.2)	(4.6)	(133.8)
Organic Net Sales	$1,146.8	$1,094.2	$214.7	$251.5	$2,707.2

Q3 FY26 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,455.8	$3,460.6	$669.5	$813.6	$8,399.5
Impact of foreign exchange [1]	—	—	(15.5)	—	(15.5)
Net sales from acquired businesses	(10.6)	—	—	(0.7)	(11.3)
Net sales from divested businesses	(7.0)	(4.9)	(1.1)	(0.2)	(13.2)
Organic Net Sales	$3,438.2	$3,455.7	$652.9	$812.7	$8,359.5

Year-over-year change - Net Sales	(7.8)%	(2.3)%	(7.8)%	(0.2)%	(4.9)%
Impact of foreign exchange (pp) [1]	—	—	(2.4)	—	(0.2)
Net sales from acquired businesses (pp)	(0.3)	—	—	(0.1)	(0.1)
Net sales from divested businesses (pp)	7.8	1.5	7.6	1.6	4.7
Organic Net Sales	(0.3)%	(0.8)%	(2.6)%	1.3%	(0.5)%

Volume (Organic)	(2.0)%	0.3%	(4.5)%	(2.7)%	(1.3)%
Price/Mix	1.7%	(1.1)%	1.9%	4.0%	0.8%

Q3 FY25 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,749.1	$3,540.5	$726.4	$815.0	$8,831.0
Net sales from divested businesses	(301.8)	(58.5)	(56.5)	(12.6)	(429.4)
Organic Net Sales	$3,447.3	$3,482.0	$669.9	$802.4	$8,401.6

1 Excludes the impact of foreign exchange related to divested businesses.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY26 Adj. Operating Profit by Segment - YOY Change

(in millions)

Q3 FY26	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$213.0	$99.7	$31.7	$26.0	$(90.3)	$280.1
Restructuring plans	3.7	5.1	—	—	4.1	12.9
Environmental matters	—	—	—	—	5.4	5.4
Corporate hedging derivative losses (gains)	—	—	—	—	(2.7)	(2.7)
Adjusted Operating Profit	$216.7	$104.8	$31.7	$26.0	$(83.5)	$295.7

Operating Profit Margin	18.3%	8.8%	13.9%	10.0%		10.0%
Adjusted Operating Profit Margin	18.6%	9.3%	14.0%	10.0%		10.6%
Year-over-year % change - Operating Profit	(10.4)%	4.4%	(4.7)%	(9.2)%	(41.9)%	17.0%
Year-over year % change - Adjusted Operating Profit	(10.6)%	(15.4)%	(5.4)%	(9.2)%	25.5%	(18.3)%
Year-over-year bps change - Operating Profit	(83) bps	24 bps	(88) bps	(121) bps		162 bps
Year-over-year bps change - Adjusted Operating Profit	(90) bps	(185) bps	(99) bps	(121) bps		(213) bps

Q3 FY25	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$237.6	$95.7	$33.1	$28.6	$(155.6)	$239.4
Restructuring plans	4.8	1.1	0.3	—	0.7	6.9
Acquisitions and divestitures	—	—	—	—	0.3	0.3
Impairment of business held for sale	—	27.2	—	—	—	27.2
Legal matters	—	—	—	—	95.8	95.8
Corporate hedging derivative losses (gains)	—	—	—	—	(7.7)	(7.7)
Adjusted Operating Profit	$242.4	$124.0	$33.4	$28.6	$(66.5)	$361.9

Operating Profit Margin	19.1%	8.6%	14.8%	11.2%		8.4%
Adjusted Operating Profit Margin	19.5%	11.1%	15.0%	11.2%		12.7%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY26 YTD Adj. Operating Profit by Segment - YOY Change

(in millions)

Q3 FY26 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit (Loss)	$703.5	$(618.8)	$101.2	$85.0	$(241.0)	$29.9
Restructuring plans	6.2	(1.6)	0.3	—	10.9	15.8
Legal matter recoveries	—	—	—	—	(37.4)	(37.4)
Loss (gain) on sale of business	(42.7)	0.5	—	—	—	(42.2)
Goodwill and brand impairment charges	1.7	966.6	—	—	—	968.3
Acquisitions and divestitures	—	—	—	—	1.5	1.5
Environmental matters	—	—	—	—	5.4	5.4
Corporate hedging derivative losses (gains)	—	—	—	—	0.9	0.9
Adjusted Operating Profit	$668.7	$346.7	$101.5	$85.0	$(259.7)	$942.2

Operating Profit Margin	20.4%	(17.9)%	15.1%	10.4%		0.4%
Adjusted Operating Profit Margin	19.3%	10.0%	15.2%	10.4%		11.2%
Year-over-year % change - Operating Profit	(9.8)%	N/A	(6.0)%	(14.6)%	(24.1)%	(97.1)%
Year-over year % change - Adjusted Operating Profit	(15.5)%	(27.9)%	(6.5)%	(14.6)%	12.5%	(24.6)%
Year-over-year bps change - Operating Profit	(45) bps	N/A	30 bps	(177) bps		(1,146) bps
Year-over-year bps change - Adjusted Operating Profit	(176) bps	(357) bps	22 bps	(177) bps		(293) bps

Q3 FY25 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$779.9	$374.3	$107.6	$99.5	$(317.7)	$1,043.6
Restructuring plans	10.8	78.5	(1.3)	—	2.7	90.7
Legal matters	—	—	—	—	99.2	99.2
Fire related insurance recoveries	—	(17.0)	—	—	—	(17.0)
Consulting fees on tax matters	—	—	—	—	2.0	2.0
Loss on sale of business	—	—	2.3	—	—	2.3
Brand impairment charges	0.7	18.2	—	—	—	18.9
Acquisitions and divestitures	—	—	—	—	0.3	0.3
Impairment of business held for sale	—	27.2	—	—	—	27.2
Corporate hedging derivative losses (gains)	—	—	—	—	(17.3)	(17.3)
Adjusted Operating Profit	$791.4	$481.2	$108.6	$99.5	$(230.8)	$1,249.9

Operating Profit Margin	20.8%	10.6%	14.8%	12.2%		11.8%
Adjusted Operating Profit Margin	21.1%	13.6%	14.9%	12.2%		14.2%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY26 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

Q3 FY26	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$657.7	$377.6	$280.1	$229.6	$29.8	13.0%	$199.8	$0.42
% of Net Sales	23.6%	13.5%	10.0%
Restructuring plans	4.5	8.4	12.9	12.9	3.1		9.8	0.02
Environmental matters	—	5.4	5.4	5.4	1.3		4.1	0.01
Unusual tax items	—	—	—	1.3	35.2		(33.9)	(0.07)
Ardent JV restructuring activities	—	—	—	(0.9)	(0.2)		(0.7)	—
Corporate hedging derivative losses (gains)	(2.7)	—	(2.7)	(2.7)	(0.7)		(2.0)	—
Loss on sale of business	—	—	—	—	(11.1)		11.1	0.02
Rounding	—	—	—	—	—		—	(0.01)
Adjusted	$659.5	$363.8	$295.7	$245.6	$57.4	23.4%	$188.2	$0.39
% of Net Sales	23.7%	13.0%	10.6%
Year-over-year % of net sales change - reported	(141) bps	(207) bps	162 bps
Year-over-year % of net sales change - adjusted	(112) bps	101 bps	(213) bps

Year-over-year change - reported	(7.4)%	(14.9)%	17.0%	21.4%	(32.2)%		37.7%	40.0%
Year-over-year change - adjusted	(6.3)%	6.4%	(18.3)%	(22.0)%	(21.1)%		(22.3)%	(23.5)%

Q3 FY25	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$710.3	$443.7	$239.4	$189.0	$43.9	23.3%	$145.1	$0.30
% of Net Sales	25.0%	15.6%	8.4%
Restructuring plans	1.3	5.6	6.9	6.9	1.8		5.1	0.01
Acquisitions and divestitures	—	0.3	0.3	0.3	0.1		0.2	—
Corporate hedging derivative losses (gains)	(7.7)	—	(7.7)	(7.7)	(1.5)		(6.2)	(0.01)
Impairment of business held for sale	—	—	27.2	27.2	4.3		22.9	0.05
Legal matters	—	95.8	95.8	95.8	23.5		72.3	0.15
Ardent JV restructuring activities	—	—	—	3.6	0.9		2.7	0.01
Adjusted	$703.9	$342.0	$361.9	$315.1	$73.0	23.1%	$242.1	$0.51
% of Net Sales	24.8%	12.0%	12.7%

1 Includes advertising and promotion (A&P) expense of $84.9 million and $81.4 million for Q3 FY26 and Q3 FY25, respectively. A&P as a percentage of net sales was 3.0% and 2.9% for Q3 FY26 and Q3 FY25, respectively.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY26 YTD Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

Q3 FY26 YTD	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income (loss) before income taxes	Income tax expense	Income tax rate	Net income (loss) attributable to Conagra Brands, Inc.	Diluted EPS from income (loss) attributable to Conagra Brands, Inc common stockholders
Reported	$1,994.3	$1,038.3	$29.9	$(136.6)	$162.7	(119.2)%	$(299.3)	$(0.63)
% of Net Sales	23.7%	12.4%	0.4%
Restructuring plans	5.7	10.1	15.8	15.8	3.8		12.0	0.03
Goodwill and brand impairment charges	—	—	968.3	968.3	65.4		902.9	1.88
Acquisitions and divestitures	—	1.5	1.5	1.5	0.4		1.1	—
Loss (gain) on sale of businesses	—	—	(42.2)	(42.2)	(73.9)		31.7	0.07
Legal matter recoveries	—	(37.4)	(37.4)	(37.4)	(9.1)		(28.3)	(0.06)
Environmental matters	—	5.4	5.4	5.4	1.3		4.1	0.01
Unusual tax items	—	—	—	1.3	35.2		(33.9)	(0.07)
Ardent JV restructuring activities	—	—	—	5.8	1.4		4.4	0.01
Corporate hedging derivative losses (gains)	0.9	—	0.9	0.9	0.2		0.7	—
Adjusted	$2,000.9	$1,058.7	$942.2	$782.8	$187.4	24.0%	$595.4	$1.24
% of Net Sales	23.8%	12.6%	11.2%
Year-over-year % of net sales change - reported	(226) bps	(128) bps	(1,146) bps
Year-over-year % of net sales change - adjusted	(190) bps	104 bps	(293) bps

Year-over-year change - reported	(13.2)%	(13.8)%	(97.1)%	N/A	N/A		N/A	N/A
Year-over-year change - adjusted	(11.9)%	3.6%	(24.6)%	(27.0)%	(22.2)%		(28.4)%	(28.3)%

Q3 FY25 YTD	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income before income taxes	Income tax expense (benefit)	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$2,296.3	$1,204.3	$1,043.6	$863.0	$(33.5)	(3.9)%	$896.4	$1.87
% of Net Sales	26.0%	13.6%	11.8%
Restructuring plans	9.6	81.1	90.7	90.7	22.0		68.7	0.14
Loss on sale of business	—	—	2.3	2.3	0.8		1.5	—
Corporate hedging derivative losses (gains)	(17.3)	—	(17.3)	(17.3)	(4.3)		(13.0)	(0.03)
Fire related insurance recoveries	(17.0)	—	(17.0)	(17.0)	(4.2)		(12.8)	(0.03)
Consulting fees on tax matters	—	2.0	2.0	2.0	0.5		1.5	—
Legal matters	—	99.2	99.2	99.2	24.3		74.9	0.16
Brand impairment charges	—	—	18.9	18.9	4.4		14.5	0.03
Impairment of business held for sale	—	—	27.2	27.2	4.3		22.9	0.05
Acquisitions and divestitures	—	0.3	0.3	0.3	0.1		0.2	—
Ardent JV restructuring activities	—	—	—	3.6	0.9		2.7	0.01
Valuation allowance adjustment	—	—	—	—	225.8		(225.8)	(0.47)
Adjusted	$2,271.6	$1,021.7	$1,249.9	$1,072.9	$241.1	22.5%	$831.7	$1.73
% of Net Sales	25.7%	11.6%	14.2%

1 Includes advertising and promotion (A&P) expense of $212.1 million and $201.1 million for Q3 FY26 YTD and Q3 FY25 YTD, respectively. A&P as a percentage of net sales was 2.5% and 2.3% for Q3 FY26 YTD and Q3 FY25 YTD, respectively.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of YTD Free Cash Flow, Net Debt, and Net Leverage Ratio

(in millions)

	Q3 FY26 YTD	Q3 FY25 YTD	% Change
Net cash flows from operating activities	$895.6	$1,346.2	(33.5)%
Additions to property, plant and equipment	(314.2)	(304.2)	3.3%
Free cash flow	$581.4	$1,042.0	(44.2)%

	February 22, 2026	February 23, 2025
Notes payable	$98.2	$877.7
Current installments of long-term debt	777.1	1,030.6
Senior long-term debt, excluding current installments	6,457.1	6,236.8
Total Debt	$7,332.4	$8,145.1
Less: Cash and cash equivalents	55.1	49.4
Net Debt	$7,277.3	$8,095.7

	FY25	Q3 FY25 YTD	Q3 FY26 YTD	Q3 FY26 TTM
	(a)	(b)	(c)	(a)-(b)+(c)
Net income (loss) attributable to Conagra Brands, Inc.	$1,152.4	$896.4	$(299.3)	$(43.3)
Add Back: Income tax expense (benefit)	3.7	(33.5)	162.7	199.9
Interest expense, net	416.7	314.9	282.9	384.7
Depreciation	336.5	254.5	261.4	343.4
Amortization	53.7	40.4	32.3	45.6
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,963.0	$1,472.7	$440.0	$930.3
Restructuring plans[2]	99.2	88.5	12.4	23.1
Acquisitions and divestitures	1.1	0.3	1.5	2.3
Corporate hedging derivative losses (gains)	(8.2)	(17.3)	0.9	10.0
Fire related insurance recoveries	(17.0)	(17.0)	—	—
Impairment of business held for sale	27.2	27.2	—	—
Goodwill and brand impairment charges	72.1	18.9	968.3	1,021.5
Consulting fees on tax matters	2.0	2.0	—	—
Loss (gain) on sale of businesses	2.3	2.3	(42.2)	(42.2)
Legal matters, net of recoveries	88.7	99.2	(37.4)	(47.9)
Pension settlement gain	(13.0)	—	—	(13.0)
Environmental matters	—	—	5.4	5.4
Unusual tax items	—	—	1.3	1.3
Ardent JV restructuring activities	7.2	3.6	5.8	9.4
Adjusted EBITDA	$2,224.6	$1,680.4	$1,356.0	$1,900.2

Net Debt[1]				$7,277.3

Net Debt to Adjusted EBITDA[3]				3.83

1 As of February 22, 2026.

2 Excludes comparability items related to depreciation.

3 The company defines its net debt leverage ratio as net debt divided by adjusted EBITDA for the trailing twelve month (TTM) period.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY26 QTD and YTD EBITDA - YOY Change

(in millions)

	Q3 FY26	Q3 FY25	% Change
Net income attributable to Conagra Brands, Inc.	$199.8	$145.1	37.7%
Add Back: Income tax expense	29.8	43.9
Interest expense, net	93.1	100.9
Depreciation	90.7	84.8
Amortization	10.7	13.5
Earnings before interest, taxes, depreciation, and amortization	$424.1	$388.2	9.2%
Restructuring plans [1]	9.9	6.4
Corporate hedging derivative losses (gains)	(2.7)	(7.7)
Environmental matters	5.4	—
Unusual tax items	1.3	—
Ardent JV restructuring activities	(0.9)	3.6
Impairment of business held for sale	—	27.2
Legal matters	—	95.8
Acquisitions and divestitures	—	0.3
Adjusted Earnings before interest, taxes, depreciation, and amortization	$437.1	$513.8	(14.9)%

	Q3 FY26 YTD	Q3 FY25 YTD	% Change
Net income (loss) attributable to Conagra Brands, Inc.	$(299.3)	$896.4	N/A
Add Back: Income tax expense (benefit)	162.7	(33.5)
Interest expense, net	282.9	314.9
Depreciation	261.4	254.5
Amortization	32.3	40.4
Earnings before interest, taxes, depreciation, and amortization	$440.0	$1,472.7	(70.1)%
Restructuring plans [1]	12.4	88.5
Acquisitions and divestitures	1.5	0.3
Corporate hedging derivative losses (gains)	0.9	(17.3)
Fire related insurance recoveries, net	—	(17.0)
Impairment of business held for sale	—	27.2
Goodwill and brand impairment charges	968.3	18.9
Consulting fees on tax matters	—	2.0
Loss (gain) on sale of business	(42.2)	2.3
Legal matters	(37.4)	99.2
Environmental matters	5.4	—
Unusual tax items	1.3	—
Ardent JV restructuring activities	5.8	3.6
Adjusted Earnings before interest, taxes, depreciation, and amortization	$1,356.0	$1,680.4	(19.3)%

1 Excludes comparability items related to depreciation.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q3 FY26 QTD and YTD Adjusted Equity Method Investment Earnings

(in millions)

	Q3 FY26	Q3 FY25	% Change
Equity method investment earnings	$36.5	$47.4	(22.9)%
Ardent JV restructuring activities	(0.9)	3.6	N/A
Unusual tax items	1.3	—	100.0%
Adjusted equity method investment earnings	$36.9	$51.0	(27.6)%

	Q3 FY26 YTD	Q3 FY25 YTD	% Change
Equity method investment earnings	$98.1	$125.0	(21.5)%
Ardent JV restructuring activities	5.8	3.6	61.2%
Unusual tax items	1.3	—	100.0%
Adjusted equity method investment earnings	$105.2	$128.6	(18.2)%